Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2005:

	Fiscal year
	2005	2004	2003	2002	2001
	(in millions, except per unit amounts)
Income Statement Data:
Revenues	$3,796	$3,486	$3,140	$3,191	$3,223
Income (loss) from continuing operations	134	(81)	(252)	(94)	(6)
Income from discontinued operations(1)	39	80	266	75	63
Net income (loss)	173	(1)	14	(19)	57
Net income (loss) available to common unitholders	142	(42)	(21)	(54)	25
Basic and diluted earnings (loss) per common unit:
Income (loss) from continuing operations	.28	(.34)	(.94)	(.45)	(.13)
Income from discontinued operations	.10	.22	.87	.26	.22
Net income (loss)	.38	(.12)	(.07)	(.19)	.09
Cash dividends declared per common unit	.41	.05	—	—	.78
Balance Sheet Data:
Total assets	$8,225	$8,401	$8,588	$8,311	$8,334
Debt	5,370	5,523	5,978	6,130	6,094

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions. Results in 2003 include the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel of approximately $212 million.